Exhibit 99.1
WEST MICHIGAN COMMUNITY BANK DIVESTITURE UPDATE
On April 28, 2010, Fentura Financial, Inc. announced that it had entered into an agreement to sell West Michigan Community Bank, to a private investor group. The filed Definitive Agreement was formally amended on January 20, 2011. The amendment calls for an increase in the required ALLL and allows for an exchange of certain loans and other real estate as an alternative to the original agreement.
All necessary regulatory approvals associated with the sale have been obtained and the formal closing is expected to take place on January 31, 2011.
The sale of the bank will substantially improve the capital ratios of Fentura Financial, Inc. Proceeds from the closing, as well as proceeds from the future liquidation of non-performing assets acquired by the corporation in connection with the sale, will be utilized to strengthen the capital position of The State Bank, and for other general corporate purposes.